Contact: Gilbert L. Danielson
Executive Vice President
Chief Financial Officer
404-231-0011

Aaron Rents, Inc.
Reports Second Quarter Results;
Revenues Up 15%;
Same Store Revenues Up 4.1%;
EPS Up 19%;
Raises Earnings Guidance For Year

ATLANTA, July 22, 2008 - Aaron Rents, Inc. (NYSE: RNT), the nation’s leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics and home appliances and accessories, today announced revenues and earnings for the three months ended June 30, 2008.

For the second quarter of 2008, revenues rose 15% to $411.2 million compared to $359.0 million for the second quarter of 2007. Net earnings were $23.3 million versus $19.7 million for the same period a year ago, an 18% increase. Diluted earnings per share were up 19% to $.43 compared to $.36 per share last year.

For the first six months of this year, revenues were up 14% to $848.5 million compared to $746.9 million for the first six months of 2007. Net earnings for the first half of 2008 were $48.0 million versus $48.9 million for the corresponding period last year. Diluted earnings per share for the first six months were $.89 for both 2008 and 2007.

Included in the Company’s other revenues in the second quarter of 2008 was a $3.4 million gain from the sale of four Company-operated stores to a franchisee and the rental accounts of three stores to a third party operator. Excluding this gain, net earnings on a non-GAAP basis for the second quarter of 2008 would have been $21.2 million, or $.39 per diluted share. The Company also recorded a $2.3 million gain included in other revenues in the first quarter of 2008 relating to the sale of Company-operated stores to franchisees. Included in the Company’s other revenues in the first six months of 2007 was a $4.9 million gain from the sale in last year’s first quarter of a parking deck at the Company’s corporate headquarters. See the attached table for a reconciliation of revenues, net earnings, and diluted earnings per share to non-GAAP revenues, earnings, and diluted earnings per share excluding the aforementioned asset sales.

“We feel our second quarter results are exceptional,” said R. Charles Loudermilk, Sr., Chairman of Aaron Rents. “The Company continues to grow and we are pleased that we service the large market of credit-constrained consumers who need and desire our products and services even in these difficult economic times.”

“Our goal is to continue to grow the business and at the same time increase profitability,” added Robert C. Loudermilk, Jr., President and Chief Executive Officer of Aaron Rents. “In the second quarter we saw an improvement in same store revenues, collection efforts and overall store level execution, and our profitability exceeded expectations. Earnings for the quarter were positively impacted by better performance even with the start-up expenses associated with the opening of new stores negatively impacting results by approximately $.06 per diluted share.”

Aaron’s Sales & Lease Ownership division second quarter revenues increased 16% to $381.4 million compared to $327.6 million last year. First six months sales and lease ownership revenues also increased 16% to $787.7 million compared to the $678.8 million of a year ago.

Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) in the Aaron’s Sales & Lease Ownership division increased 4.1% during the second quarter of 2008 compared to the same quarter a year ago.

Consolidated rentals and fees for the second quarter and first half advanced 14% and 13% over the comparable previous year periods, respectively. In addition, franchise royalties and fees were up 13% for the second quarter and 12% year-to-date. Non-retail sales, which are primarily sales of rental merchandise to Aaron’s Sales & Lease Ownership franchisees, increased to $66.1 million for the second quarter from $56.7 million in the comparable period in 2007 and to $151.5 million for the first six months compared to $126.9 million for the first six months last year. The increases in the Company’s franchise revenues and the shipments of non-retail sales are the result of the increase in revenues of the Company’s franchisees, who collectively had revenues of $160.3 million during the second quarter and $327.7 million for the first six months of 2008, an 18% and 15% increase, respectively, over the prior year periods. Same store revenues for franchised stores were up 16.1% for the second quarter compared to the same quarter last year. Revenues of franchisees, however, are not revenues of Aaron Rents, Inc.

During the second quarter the Aaron’s Sales & Lease Ownership division opened six new Company-operated stores, 14 new franchised stores, one Company-operated RIMCO store and one franchised RIMCO store. The division also closed nine Company-operated and four franchised stores during the quarter, merging their operations with other existing stores. In addition, the Company acquired 17 franchised stores, acquired one store and the rental accounts of six other stores from unrelated rental companies, sold four Company-operated stores to a franchisee, and sold the rental accounts of three other stores to another rental operator. The Company also closed two corporate furnishings stores during the quarter.

Through the three months and six months ended June 30, the Company awarded area development agreements to open 29 and 79 additional franchised stores, respectively. At the end of June there were a total of 285 franchised stores awarded that are expected to open over the next several years.

At June 30, 2008 the Aaron’s Sales & Lease Ownership division had 993 Company-operated stores, 480 franchised stores, 30 Company-operated RIMCO stores, and seven franchised RIMCO stores. In addition, the Company operated 60 corporate furnishings stores.

“During the first six months of 2008 we have continued to open new stores but also have bought and sold numerous stores in transactions with franchisees as well as closing a total of 29 Company-operated and seven franchised stores, merging their operations with other stores. These actions were done to improve profitability and we will continue to evaluate the need for additional mergers and realignments throughout the year,” Mr. Loudermilk, Jr. continued.

“As a result of these realignment efforts, we anticipate that we will now open approximately 55 to 65 new Company-operated stores and 55 to 65 new franchised stores this year, a somewhat smaller number than previously forecasted. Our guidance for the third quarter of 2008 is to expect revenues in excess of $405 million and diluted earnings per share in the range of $.32 to $.37. For the entire 2008 year we continue to expect Company revenues of approximately $1.7 billion (excluding revenues of franchisees) and are raising our previous diluted earnings per share range of guidance of $1.40 to $1.55 for the year to $1.54 to $1.64, primarily due to the improving trends in our performance and market opportunity. We anticipate a 10% to 13% overall store square footage growth in 2009.”

Aaron Rents will hold a conference call to discuss its quarterly financial results on Wednesday, July 23, 2008, at 10:30 am Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company’s website, www.aaronrents.com, in the “Investor Relations” section. The webcast will be archived for playback at that same site.

Aaron Rents, Inc., based in Atlanta, currently has more than 1,570 Company- operated and franchised stores in 48 states and Canada. The Company’s MacTavish Furniture Industries division manufactured in 2007 approximately $73 million at cost of furniture, bedding and accessories at 12 facilities in five states. The entire production of MacTavish is for shipment to Aaron Rents stores.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Statements in this release that are “forward-looking” include without limitation Aaron Rents’ projected revenues, earnings, and store openings for future periods.

 Aaron Rents, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)
	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues:
Rentals and Fees	$315,679	$277,927	$635,517	$563,724
Retail Sales	13,246	12,514	30,395	28,140
Non-Retail Sales	66,072	56,654	151,489	126,907
Franchise Royalties and Fees	10,894	9,602	21,933	19,516
Other	5,300	2,288	9,188	8,632
Total	411,191	358,985	848,522	746,919
Costs and Expenses:
Retail Cost of Sales	8,774	8,484	19,796	18,791
Non-Retail Cost of Sales	60,574	52,130	138,470	116,260
Operating Expenses	190,897	163,737	382,899	325,414
Depreciation of Rental Merchandise	110,902	101,063	224,499	204,114
Interest	2,375	1,896	4,810	3,785
Total	373,522	327,310	770,474	668,364

Earnings Before Taxes	37,669	31,675	78,048	78,555

Income Taxes	14,390	12,018	30,016	29,691

Net Earnings	$23,279	$19,657	$48,032	$48,864

Earnings Per Share	$.44	$.36	$.90	$.90

Earnings Per Share Assuming Dilution	$.43	$.36	$.89	$.89

Weighted Average Shares Outstanding	53,262	54,191	53,377	54,176

Weighted Average Shares Outstanding Assuming Dilution	54,076	55,065	54,062	55,046

Selected Balance Sheet Data
(In Thousands)

	(Unaudited)
	June 30,	December 31,
	2008	2007

Cash	$5,990	$5,249
Accounts Receivable, Net	49,543	52,025
Rental Merchandise, Net	687,745	623,452
Property, Plant and Equipment, Net	241,046	247,038
Other Assets, Net	206,659	185,412
Total Assets	1,190,983	1,113,176

Bank Debt	109,786	82,884
Senior Notes	80,000	80,000
Total Liabilities	476,013	439,796
Shareholders’ Equity	$714,970	$673,380

Reconciliation of Revenues, Net Earnings and Earnings per Share
Excluding Asset Sales of Stores and Parking Deck
(In thousands, except per share amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Total Revenues	$411,191	$358,985	$848,522	$746,919
Less Revenues from Store Asset Sales	3,427	-	5,750	-
Less Revenues from Parking Deck Sale	-	-	-	4,878
Revenues Excluding Sales	407,764	358,985	842,772	742,041

Net Earnings	23,279	19,657	48,032	48,864
Less Gain from Store Asset Sales	2,118	-	3,539	-
Less Gain from Parking Deck Sale	-	-	-	3,034
Net Earnings Excluding Gain From Sales	$21,161	$19,657	$44,493	$45,830

Earnings Per Share Excluding Gain from Sales	$.40	$.36	$.83	$.85

Earnings Per Share Assuming Dilution Excluding Gain from Sales	$.39	$.36	$.82	$.83

Weighted Average Shares Outstanding	53,262	54,191	53,377	54,176

Weighted Average Shares Outstanding Assuming Dilution	54,076	55,065	54,062	55,046